Exhibit 10.78

AMENDED AND RESTATED UNSECURED PROMISSORY NOTE

$4,000,000

This Amended and Restated Senior Unsecured Promissory Note (this "Note") amends, restates and replaces, in its entirety, that certain Senior Unsecured Promissory Note dated March 13, 2026, effective as of March 17, 2026 (the “Effective Date”).

Lender

PC Group, Inc.

5282 South Commerce Dr., Suite D292 Murray, Utah 84107

Attn: John Merrill, CFO

Borrower

SPAR Marketing Force, Inc. 110 East Boulevard, Suite 1600

Charlotte, NC 28203

Attn: William Linnane, President & CEO

Borrower is a subsidiary of SPAR Group, Inc., a publicly traded company.

FOR VALUE RECEIVED, SPAR Marketing Force, Inc., (“Borrower”) promises to pay to the order of PC Group, Inc. (“Lender”), the principal sum of Four Million Dollars ($4,000,000), or such lesser amount as is advanced and outstanding hereunder (the “Loan Amount”), on March 16, 2029 (the “Maturity Date”), together with interest thereon as provided in Section 2 of this Note and as adjusted pursuant to the terms of Section 15 of this Note.

1.	Loan Advances

The loan shall be funded in two tranches. The Initial Advance of $3,000,000 shall be made on or before March 17, 2026, with a Second Advance of $1,000,000 available for Borrower to draw on or after July 17, 2026. Borrower may draw the second tranche only once.

2.	Interest

Interest shall accrue on the outstanding Loan Amount at a rate of Eight Percent (8.0%) per annum, calculated on a 365-day year basis.

3.	Payment Terms

Borrower shall make monthly interest-only payments beginning April 17, 2026 ,and each month thereafter, on the then outstanding Loan Amount.

4.	Maturity

The loan shall mature thirty-six (36) months from the Effective Date (the “Term”), on March 16, 2029 (the “Maturity Date”).

On the Maturity Date Borrower shall pay all outstanding principal together with accrued but unpaid interest and any other amounts due under this Note.

5.	Prepayment

Borrower may prepay this Note at any time without penalty. Lender shall have no early call rights prior to maturity.

6.	Equity Consideration

As additional consideration for the loan, Borrower shall cause SPAR Group, Inc. to issue to Lender One Million (1,000,000) shares of common stock, par value $0.01 per share (“Common Stock”) at a deemed value of $0.80 per share, in a private placement and such shares will be subject to Rule 144.

Such shares shall be issued within thirty (30) days after execution of this Note.

Borrower represents that the shares shall be duly authorized, validly issued, fully paid and non-assessable and free of liens or restrictions other than applicable securities laws.

7.	Events of Default

The following shall constitute an Event of Default:

1.	Failure to make any payment when due.
2.	Bankruptcy or insolvency of Borrower.
3.	Breach of any material covenant or representation in this Note.
4.	Failure to deliver the equity consideration described above.

8.	Default Interest

Upon an Event of Default, interest shall accrue at the rate of Twelve Percent (12%) per annum.

9.	Remedies

Upon the occurrence of an Event of Default, Lender may declare all amounts immediately due and payable and pursue any remedies available at law or equity.

10.	Wire Instructions

Loan proceeds shall be wired to:

Beneficiary Account Name

SPAR Group Inc

Routing Number

Account Number

Bank

SWIFT

11.	Governing Law

This Note shall be governed by the laws of the State of Utah, and venue for any dispute shall be Salt Lake County, Utah.

12.	Parent Company Guaranty

SPAR Group, Inc. ("Guarantor") hereby irrevocably and unconditionally guarantees the full and prompt payment and performance of all obligations of Borrower under this Note.

This guaranty is a continuing, absolute, and unconditional guaranty of payment, and Lender shall not be required to exhaust remedies against Borrower prior to enforcing this guaranty.

Guarantor waives notice of acceptance, demand, diligence, and presentment, and agrees that its obligations shall remain in effect until all amounts under this Note have been fully paid.

13.	Information Rights

So long as any amounts remain outstanding under this Note, Borrower and Guarantor shall provide Lender with copies of all reports and filings made with the U.S. Securities and Exchange Commission, including Forms 10-K, 10-Q, and 8-K, promptly after such filings become publicly available.

Borrower shall also promptly notify Lender of any Event of Default, material litigation, or any merger, acquisition, or change of control involving Borrower or Guarantor.

14.	Attorneys’ Fees and Enforcement

Borrower and Guarantor agree to reimburse Lender for all reasonable attorneys’ fees, court costs, and enforcement expenses incurred in protecting or enforcing Lender’s rights under this Note, including amounts incurred in litigation, bankruptcy, or collection proceedings.

Such amounts shall be added to the obligations under this Note and shall accrue interest at the Default Interest Rate until paid.

15.	Equity Price Protection

If, during the Term, SPAR Group, Inc. issues or sells any shares of its Common Stock at a price per share below $0.80 per share or equity securities convertible into Common Stock with an exercise price for the purchase of Common Stock at a price per share below $0.80 (each, a "Dilutive Issuance"), Borrower shall pay Lender, in cash, an amount equal to (i) 1,000,000 multiplied by (ii) the difference between $0.80 and the price per share of such Dilutive Issuance, less any prior cash amounts paid by Borrower to Lender pursuant to this Section 15 (the “Anti-Dilution True-Up Payments”), within 30 days of such Dilutive Issuance.

At each anniversary of the Effective Date (“Anniversary Date”), including the Maturity Date, if the trading value of the Common Stock is less than $0.80 per share, Borrower shall pay Lender, in cash, the difference between $800,000 and the then-current trading value of the Common Stock, less any prior cash amounts paid by Borrower to Lender pursuant to this Section 15 (the “Anniversary True-Up Payments” and, together with the Anti-Dilution True-Up Payments, the “Cash True-Up Payments”). All Cash True-Up Payments made by Borrower to Lender shall be credited against the outstanding Loan Amount upon receipt by Lender of each such Cash True-Up Payment.

On the Maturity Date, assuming compliance with this Section 15, $800,000, less the total amount of all Cash True-Up Payments made by Borrower pursuant to this Section 15, shall be credited against the outstanding Loan Amount. In no event will Borrower or SPAR Group, Inc. be required to pay cash or deliver shares of Common Stock exceeding an aggregate value of $800,000 pursuant to this Section 15.

For illustrative purposes only, if, during the Term, SPAR Group, Inc. issues shares of Common Stock at $0.60 per share and on the second Anniversary Date the Common Stock trades at $0.50 per share, then Borrower will make an Anti-Dilution True-Up Payment of $200,000 and an Anniversary True-Up Payment of $100,000, equaling a total of $300,000 in Cash True-Up Payments. Assuming that on the Maturity Date (i) the trading value of the Common Stock is $1.00 per share and (ii) no other Cash True-Up Payments have been made prior to the Maturity Date, a credit of $500,000 will be applied against the outstanding Loan Amount ($800,000 minus $300,000 in Cash True-Up Payments made prior to the Maturity Date), representing $800,000 in total value delivered to Lender though the issuance of equity consideration and payment of Cash True-Up Payments.

IN WITNESS WHEREOF, each of the undersigned has caused this Note to be duly executed by its oﬃcers, thereunto duly authorized as of the Eﬀective Date.

LENDER

PC Group, Inc.

By:           John Merrill, CFO

Date:

BORROWER

SPAR Marketing Force, Inc.

By:           William Linnane, President & CEO

Date:

GUARANTOR

SPAR Group, Inc.

By:           Name:                    Title:

Date: